Exhibit 10.11

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of

February 22, 2021

among

JACKSON FINANCIAL INC.,

as the Company

the BANKS party hereto

and

CITIBANK, N.A.,

as Administrative Agent

$2,700,000,000

CITIGROUP GLOBAL MARKETS INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

i

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Assignment and Assumption

SCHEDULES

Schedule I Commitments

Schedule II Material Subsidiaries

Schedule III Hybrid Instruments

Schedule IV Debt Schedule V Liens

TERM LOAN AGREEMENT dated as of February 22, 2021 among: JACKSON FINANCIAL INC., a Delaware corporation, the BANKS party hereto and CITIBANK, N.A., as Administrative Agent.

The Company has requested that the Banks make (a) a 364-day term loan to it, in an aggregate principal amount not exceeding $1,700,000,000 and (b) a two-year term loan to it, in an aggregate principal amount not exceeding $1,000,000,000, and the Banks are prepared to make such term loans upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“2022 Term Commitment” means, with respect to any Bank, its obligation, if any, to make 2022 Term Loans pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name as its “2022 Term Commitment” on Schedule I or in the Assignment and Assumption pursuant to which such Bank shall have assumed its 2022 Term Commitment. The initial aggregate amount of the 2022 Term Commitments as of the Effective Date is $1,700,000,000.

“2022 Term Loan” means the term loan made by each Bank to the Company pursuant to Section 2.01(a) (or, if context so requires, the aggregate amount of such term loans made by all of the Banks).

“2023 Term Commitment” means, with respect to any Bank, its obligation, if any, to make 2023 Term Loans pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name as its “2023 Term Commitment” on Schedule I or in the Assignment and Assumption pursuant to which such Bank shall have assumed its 2023 Term Commitment. The initial aggregate amount of the 2023 Term Commitments as of the Effective Date is $1,000,000,000.

“2023 Term Loan” means the term loan made by each Bank to the Company pursuant to Section 2.01(b) (or, if context so requires, the aggregate amount of such term loans made by all of the Banks).

“Additional Securities” means any Hybrid Instrument or preferred Capital Stock of the Company.

“Adjusted Consolidated Net Worth” means, at any date, without duplication, the sum of (a) the consolidated shareholders’ equity, determined in accordance with GAAP, of the Company and its Consolidated Subsidiaries, plus (b) the aggregate Hybrid Instrument Amount; provided that, in determining such Adjusted Consolidated Net Worth, there shall be excluded (i) any “Accumulated Other Comprehensive Income (Loss)” shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, (ii) the effect of any election under the fair value option in FASB ASC 825 permitting a Person to measure its financial assets or liabilities at the fair value thereof, and the related tax impact and (iii) all noncontrolling equity interests in subsidiaries (as determined in accordance with Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”) shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

“Administrative Agent” means Citi, in its capacity as agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Aggregate RBC Ratio” means, on any date of determination, one-half of the ratio (expressed as a percentage) of (a) the aggregate “Total Adjusted Capital” (as defined by the applicable Department) for the Insurance Subsidiaries of the Company on a combined basis as of such date to (b) the aggregate “Authorized Control Level Risk- Based Capital” (as defined by the applicable Department) for the Insurance Subsidiaries of the Company on a combined basis as of such date.

“Agreement” means this Term Loan Agreement, as it may be amended or modified and in effect from time to time.

“Anti-Corruption Laws” has the meaning set forth in Section 4.16.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.16.

“Applicable Commitment Fee Rate” and “Applicable Margin” means, for any day, with respect to the Commitment Fees payable hereunder or with respect to the interest margin on any Base Rate Term Loan or Euro-Dollar Term Loan, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee Rate”, “Applicable Margin (Base Rate Term Loans)” or “Applicable Margin (Euro-Dollar Term Loans)”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/ Moody’s)	Applicable Commitment Fee Rate	Applicable Margin (Euro- Dollar Term Loans)	Applicable Margin (Base Rate Term Loans)
Category 1	≥ A- / A3	0.150%	1.250%	0.250%
Category 2	BBB+ / Baa1	0.175%	1.500%	0.500%
Category 3	BBB / Baa2	0.225%	1.750%	0.750%
Category 4	BBB- / Baa3	0.275%	2.000%	1.000%
Category 5	BB+ / Ba1	0.375%	2.500%	1.500%
Category 6	≤ BB / Ba2	0.475%	3.000%	2.000%

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the Category of the higher of the two ratings; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the Category next below that of such rating; (d) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the second to last sentence of this definition), then the applicable rating shall be determined by reference to Category 6, provided that, if neither Moody’s nor S&P shall have in effect a rating for the Index Debt, the applicable rating shall be determined by reference to the corporate family rating of the Company and its Subsidiaries assigned by Moody’s and/or S&P, if available; and (e) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt (or, if applicable at such time, the corporate family rating) shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise. Each change in the Applicable Commitment Fee Rate and the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate and the Applicable Margin shall be determined by reference to the rating of Moody’s and/or S&P, as the case may be, most recently in effect prior to such change or cessation. References herein to “Applicable Margin” shall refer to the Applicable Margin for the relevant Type of Term Loan, as applicable.

“Applicable Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Company and the Administrative Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Bank, an entity that administers or manages a Bank, or an Affiliate of either.

“Assignee” has the meaning set forth in Section 9.06(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means, with respect to any Class of Commitments, the period from and including the Effective Date to the earlier of (x) the Availability Termination Date with respect to such Class (including such date) and (y) the termination of such Class of Commitments pursuant to Section 2.08, Section 6.01 or otherwise (excluding such date (unless such termination is a result of the Availability Termination Date)).

“Availability Termination Date” means, with respect to any Class of Commitments, the earliest of (i) the date that is six months from the Effective Date, (ii) the date that is three months from the first Funding Date if the Equity Transaction Effective Date has not occurred within 18 days of such Funding Date and (iii) the Funding Date with respect to such Class.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means each Person listed under the caption “BANKS” on the signature pages hereof, and each other Person that shall become a party hereto as a Bank pursuant to an Assignment and Assumption or other instrument executed hereunder (other than any such Person that ceases to be a Bank by means of assignment pursuant to this Agreement), together with its successors; provided that any Bank may elect to perform any of its obligations under this Agreement or other Credit Document by acting through one or more of its Affiliates or branches; provided, further, that any exercise of such option shall not affect the obligation of the Company to repay such obligation in accordance with the terms of this Agreement.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, rehabilitation or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental body, agency or official or instrumentality thereof as long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental body, agency or official or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month Interest Period (the “Relevant LIBO Rate”) on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%, provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, provided, further, that if the

Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Relevant LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Relevant LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Term Loan” means the portion of any applicable Term Loan that bears interest by reference to the Base Rate in accordance with the applicable Notice of Borrowing, Article VIII or as otherwise set forth herein.

“Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 8.01.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark with the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Domestic Business Day,” the definition of “Euro-Dollar Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth Domestic Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Domestic Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any applicable determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 8.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” means Term Loans of the same Class and Type that are made, converted or continued on the same date and, in the case of Euro-Dollar Loans, as to which a single Interest Period is in effect.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds to repair or replace any equipment, fixed assets or real property (including any improvements thereon) or condemnation or similar awards in respect of any such assets in respect of any taking under power of eminent domain or by condemnation or similar proceeding.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority.

“Change of Control” means any event or series of events by which:

(i) prior to the Equity Transaction Effective Date, Permitted Holders cease to own, directly or indirectly, outstanding common Capital Stock of the Company representing at least 75% of the aggregate ordinary voting power represented by the issued and outstanding common Capital Stock of the Company; or

(ii) from and after the Equity Transaction Effective Date (after giving effect to the Demerger or IPO, as applicable), any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) other than Permitted Holders shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 40% or more of the aggregate ordinary voting power represented by the issued and outstanding common Capital Stock of the Company (unless Permitted Holders shall own, beneficially, directly or indirectly, shares representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding common Capital Stock of the Company owned by such person or group).

“Citi” means Citibank, N.A and any of its Affiliates as may be appropriate to consummate the transactions contemplated by this Agreement.

“Class” when used in reference to (a) any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are 2022 Term Loans or 2023 Term Loans, (b) any Commitment, refers to whether such Commitment is a 2022 Term Commitment or 2023 Term Commitment and (c) any Bank, refers to whether such Bank has a Term Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Bank, its 2022 Term Commitment or its 2023 Term Commitment or any combination thereof (as the context requires).

“Commitment Fee” has the meaning set forth in Section 2.07(a).

“Company” means Jackson Financial Inc., a Delaware corporation, and its successors.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date; provided that, for purposes of Sections 4.04(a) and (b) and 5.01, the term “Consolidated Subsidiary” shall include each of the Investment Entities to the extent the accounts of such entity are required to be (and are) consolidated with those of the Company in its consolidated financial statements in accordance with GAAP.

“Consolidated Total Capitalization” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (i) Consolidated Total Indebtedness plus (ii) Adjusted Consolidated Net Worth.

“Consolidated Total Indebtedness” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (i) the aggregate amount of all Non-Operating Indebtedness plus (ii) the aggregate amount of all Disqualified Capital Stock and Hybrid Instruments of such Person to the extent such amount would not be included in the determination of Adjusted Consolidated Net Worth.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means (a) this Agreement, (b) the Notes and (c) the Fee Letters.

“Credit Party” means the Administrative Agent or any Bank.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) all Debt of others Guaranteed by such Person, and (h) all obligations of such Person in respect of Disqualified Capital Stock (and, for the avoidance of doubt, Debt shall include Hybrid Instruments); provided that the definition of “Debt” does not include any obligations of such Person (i) under repurchase or reverse repurchase agreements to repurchase or resell (as applicable) securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property), (ii) to return collateral pledged in respect of or in connection with the loan of such securities, (iii) under reinsurance, coinsurance, modified coinsurance agreements or similar agreements and related trust agreements (including, without limitation, trust obligations or obligations to otherwise pledge collateral thereunder) and (iv) arising under insurance products created or entered into in the ordinary course of business. It is acknowledged and agreed, for the avoidance of doubt, that annuities, guaranteed investment contracts, funding agreements and similar instruments and agreements shall not constitute “Debt”.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of a Term Loan or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement will not be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund any prospective Term Loan under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt by the Administrative Agent or the Company, as applicable, of such certification in form and substance satisfactory to the Administrative Agent or the Company, as applicable, or (d) has, or has a direct or indirect parent company that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Demerger” means the demerger of the Company from Prudential plc as described in the Registration Statement.

“Demerger Dividend Amount” means an amount (the “Dividend Cap”), such that after giving effect to the Demerger Dividends (and assuming for such purpose that the aggregate amount of Demerger Dividends are equal to such Dividend Cap), (a) the ratings for the Index Debt are unchanged, (b) Consolidated Total Indebtedness to Consolidated Total Capitalization remains at or below 0.30 to 1.00 and (c) the Aggregate RBC Ratio for Jackson National Life Insurance Company remains at or above 425%.

“Demerger Dividends” means all Restricted Payments made by the Company in connection with the consummation of the Demerger (and whether made on or prior to the effective date of the Demerger).

“Department” means, with respect to any Insurance Subsidiary, the governmental body or agency of such Insurance Subsidiary’s state of domicile with which such Insurance Subsidiary is required to file its annual statutory financial statements.

“Derivative Financial Products” of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Capital Stock in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include (i) dispositions made in the ordinary course of business, including in respect of investment assets and inventory, (ii) dispositions of obsolete, worn-out, used or surplus property, (iii) dispositions of property no longer used or useful in the conduct of the business of the Company and its Subsidiaries, (iv) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business, (v) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (vi) disposition of property to the Company or any of its Subsidiaries, (vii) dispositions of non-core assets, divisions or businesses acquired in connection with acquisitions, (viii) dispositions of cash and cash equivalents, (ix) leases, subleases, licenses and sublicenses in each case in the ordinary course of business, (x) dispositions of intellectual property that are no longer used or material to the business of the Company or any of its Subsidiaries, (xi) transfers of property subject to Casualty Events, (xii) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Company or any of its Subsidiaries, (xiii) dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business, (xiv) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the management of the Company, (xv) dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (xvi) the unwinding of any Derivative Financial Products, (xvii) reinsurance transactions and (xviii) any Equity Issuance by the Company or any Equity Issuance consisting of a Hybrid Instrument by any of its Subsidiaries.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Capital Stock; provided that if such Capital Stock is issued pursuant to a plan for the benefit of future, present or former employees, directors, officers, managers or consultants (or their respective Affiliates or Immediate Family Members) of the Company or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means each of the (a) bona fide competitors of the Company and its Subsidiaries identified in writing by the Company to the Administrative Agent from time to time and (b) Affiliates of the Persons or entities referred to in clause (a) above that are either (x) clearly identifiable as an Affiliate of such person solely on the basis of such Affiliate’s name or (y) identified in writing by the Company to the Administrative Agent from time to time; provided that notwithstanding anything herein to the contrary, in no event shall any supplement to the list of Disqualified Institutions apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted by this Agreement, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Term Loans or participations; provided, further, that no supplement to such list shall be effective until the third Domestic Business Day following the Administrative Agent’s receipt of such supplement in writing; provided, further, that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with a competitor or its controlling owner shall be deemed not to be a competitor of the Company or any of its Subsidiaries. The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time on IntraLinks, Syndtrak, ClearPar or other similar information transmission systems, including that portion of such systems that are designated for “public side” Banks and/or (B) provide such list to each Bank requesting the same.

“Dollars” and the sign “$” means lawful money in the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Early Opt-in Election” means, if the then current Benchmark is the LIBO Rate, the occurrence of the following on or after the Effective Date:

(1) notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Company to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Banks.

“Early Termination” has the meaning set forth in the definition of “Material Unpaid Derivative Product Indebtedness”.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Issuance” means, with respect to any Person, (a) any issuance or sale by such Person of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options issued to directors, officers or employees of such Person in their capacity as such and any Capital Stock issued upon the exercise thereof) or (iii) any other security or instrument representing Capital Stock (or the right to obtain any Capital Stock) in such Person or (b) the receipt by such Person of any contribution to its capital (whether or not evidenced by any equity security) by any other Person; provided that Equity Issuance shall not include, with respect to any Subsidiary of the Company, any such issuance or sale by such Subsidiary to the Company or another Subsidiary or any capital contribution by the Company or another Subsidiary to such Subsidiary.

“Equity Transaction Effective Date” means the earlier of (a) the date on which an IPO is consummated and (b) the date on which the Demerger is consummated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Term Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Euro-Dollar Term Loan” means the portion of any applicable Term Loan that bears interest by reference to the LIBO Rate (other than the LIBO Rate component of the Base Rate) in accordance with the applicable Notice of Borrowing or as otherwise set forth herein.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (or on any such day that is not a Domestic Business Day, on the immediately preceding Domestic Business Day), as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate.

“Fee Letters” means, collectively, those certain letter agreements, dated January 23, 2021, between the Company and one or more of the Joint Lead Arrangers and/or their Affiliates, in each case, as amended and in effect from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or other senior financial officer of the Company, in each case, to the extent duly authorized to deliver certifications hereunder.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“Funding Date” means with respect to any Class of Term Loans, the first date on which Term Loans of such Class are made hereunder in accordance with Section 3.02.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, self-regulatory organization or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hybrid Instrument Amount” means, with respect to any Hybrid Instruments, the principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Instrument that is accorded equity credit treatment by S&P and/or Moody’s at the time of issuance thereof; provided that, (i) in the case such Hybrid Instruments are given equity credit by both S&P and Moody’s, the higher of the two amounts shall apply, (ii) the equity credit treatment given by S&P and Moody’s to any Hybrid Instrument at the time of issuance shall be deemed to apply to such Hybrid Instrument to the extent such Hybrid Instrument remains outstanding, irrespective of any change in the equity credit treatment given by either such rating agency to such Hybrid Instrument at any time after the date of issuance (it being agreed, for avoidance of doubt, that any change in the amount or percentage of the equity credit given to such Hybrid Instrument that is contemplated in the equity credit treatment given to such Hybrid Instrument as of the date of issuance (including, without limitation, any such change resulting from the life to maturity of such Hybrid Instrument or the amount of all such Hybrid Instruments as a percentage of total adjusted capital (as determined by S&P or Moody’s)) shall continue to be given effect after the date of issuance in determining the Hybrid Instrument Amount), unless such change results from an amendment or modification to such Hybrid Instrument, and (iii) the Hybrid Instrument Amount that is included in the determination of Adjusted Consolidated Net Worth shall not, at any time, exceed 15% of Consolidated Total Capitalization.

“Hybrid Instruments” means Securities that are given at least some equity credit by S&P or Moody’s (and as to which, in the case of any Hybrid Instrument issued after the Effective Date, the Company shall have provided evidence of such equity credit to the Administrative Agent), provided that the term “Hybrid Instruments” shall exclude any Securities to the extent recorded in the shareholder’s equity section of the consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the SEC. As used herein “Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother- in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning set forth in Section 2.06(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insurance Subsidiary” means any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.02(b).

“Interest Period” means, with respect to each Euro-Dollar Borrowing of any Class, the period commencing on the date of such Borrowing and ending one, two, three or six months (or such other time period to which all of the Banks of such Class have consented) thereafter, in all cases subject to the ability to determine the rate with respect to such Interest Period in accordance with the terms of this Agreement, as the Company may elect in the applicable Notice of Borrowing or Interest Election Request; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro- Dollar Business Day;

(b) any Interest Period that begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of the calendar month ending most closely to the end of such Interest Period; and

(c) any Interest Period that begins before the Maturity Date with respect to such Class and would otherwise end after such Maturity Date shall end on such Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Entities” means entities where, as party to a joint venture, partnership, securitization transaction or other similar investment transactions, the Company or one of its Subsidiaries does not have complete control solely as a result of having a veto or consent right over certain material actions or decisions, including, without limitation, the incurrence of any indebtedness or obligations incurred by such entities.

“IPO” means an initial underwritten public offering of shares of common Capital Stock of the Company on terms reasonably satisfactory to the Administrative Agent and the Required Joint Lead Arrangers.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joint Lead Arrangers” means Citi, Morgan Stanley Senior Funding, Inc., BofA Securities, Inc., Barclays Bank PLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to the Term Loans at such date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender-Related Person” has the meaning set forth in Section 9.03(c).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind.

“LIBO Rate” has the meaning set forth in Section 2.06(b).

“LIBO Screen Rate” has the meaning set forth in Section 2.06(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Margin Stock” has the meaning given to it in Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition of the Company and its Consolidated Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Credit Documents or the material rights and remedies of the Banks under the Credit Documents.

“Material Subsidiary” means (a) any Subsidiary that has total assets (including, without limitation, Capital Stock of its Subsidiaries) in excess of 10% of the total assets of the Company and its Consolidated Subsidiaries (based upon and as of the date of the filing of the most recent consolidated balance sheet of the Company delivered pursuant to Section 4.04 or 5.01) and (b) any Subsidiary of the Company whose Subsidiaries include one or more Material Subsidiaries. In the event that the aggregate total assets of the Material Subsidiaries represents less than 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01), the Company shall promptly designate by written notice to the Administrative Agent an additional Subsidiary or Subsidiaries as Material Subsidiaries in order that, after such designation, the aggregate total assets of the Material Subsidiaries represent at least 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01).

“Material Unpaid Derivative Product Indebtedness” means, at any time, any obligations of the Company or any of its Material Subsidiaries then due and payable by the Company or any of its Material Subsidiaries in respect of one or more swap contracts (giving effect to any legally enforceable netting agreements) as a result of such swap contracts being terminated, accelerated or closed-out by the counter-party prior to the scheduled termination of such swap contracts (an “Early Termination”), where such Early Termination was the result of an event of default or other similar breach of such swap contracts attributable to the Company or any of its Material Subsidiaries.

“Maturity Date” means (a) with respect to the 2022 Term Loans, February 21, 2022 (or, if the Equity Transaction Effective Date has not occurred within 18 days of the Funding Date with respect to such 2022 Term Loans, the date that is three months from such Funding Date) and (b) with respect to the 2023 Term Loans, February 22, 2023 (or, if the Equity Transaction Effective Date has not occurred within 18 days of such Funding Date with respect to such 2023 Term Loans, the date that is three months from the such Funding Date).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Proceeds” means:

(a) with respect to any Equity Issuance by the Company or any issuance or incurrence of Non-Operating Indebtedness or Hybrid Instruments of the Company or any of its Subsidiaries, the aggregate cash proceeds received by the Company or, if applicable, such Subsidiary, in respect of such Equity Issuance or such issuance or incurrence of Non-Operating Indebtedness or Hybrid Instruments, net of all Taxes paid or reasonably estimated to be payable, directly or indirectly, as a result thereof and fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such Equity Issuance or incurrence; provided that Net Proceeds of any Equity Issuance shall not include any proceeds received in respect of the exercise of stock options held by officers, directors, employees, or consultants of the Company or any of its Subsidiaries, and

(b) with respect to any Disposition or Casualty Event, the aggregate cash proceeds received by the Company or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt that is secured by a Lien on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Debt under this Agreement and the Revolving Credit Agreement), (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly owned Subsidiary as a result thereof, (iv) any costs associated with unwinding any related obligations under Derivative Financial Products in connection with such transaction, (v) Taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Company or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that the Company and its Subsidiaries may reinvest any portion of such proceeds in assets useful in their business within 6 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 6 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 6- month period but within such 6-month period are contractually committed to be used within 12 months of receipt, then upon the termination of such contract or if such proceeds are not so used within 12 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) the proceeds realized in any single transaction or series of related transactions shall not constitute Net Proceeds unless the amount of such proceeds exceeds $50,000,000 and (y) only the aggregate amount of proceeds (including, for the avoidance of doubt, proceeds not constituting Net Proceeds as a result of the preceding clause (x)) in excess of $100,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount) shall constitute Net Proceeds under this clause (b).

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of each Bank, each affected Bank, each directly and adversely affected Bank or all affected Banks of any Class in accordance with the terms of Section 9.05 and (b) has been approved by the Required Banks.

“Non-Operating Indebtedness” of any Person means, at any date, all Debt (other than Operating Indebtedness) of such Person.

“Notes” means a promissory note or notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Term Loans made to it hereunder, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Domestic Business Day, for the immediately preceding Domestic Business Day); provided that if none of such rates are published for any day that is a Domestic Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Company arising under any Credit Document or otherwise with respect to the Term Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Indebtedness” of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of or supporting (including any Guarantee of Debt in respect thereof) life and annuity reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support life and annuity reserve requirements, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Company and its Subsidiaries being called upon to make such principal and interest payments, (e) excluded entirely from financial leverage by both S&P and Moody’s in their evaluation of such person, (f) consisting of loans and other obligations owing to Federal Home Loan Banks or (g) incurred by a separated account maintained by an Insurance Subsidiary for which there is no recourse to the Company or any other Subsidiary.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by United Sates-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Interests” has the meaning set forth in Section 5.08.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“PATRIOT Act” has the meaning set forth in Section 4.16.

“Payment Account” means an account designated by the Administrative Agent in a notice to the Company and the Banks to which payments hereunder are to be made.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Holder” means each of Prudential plc, Athene Co-Invest Reinsurance Affiliate 1A Ltd, and any subsidiary or Affiliate of any such foregoing person.

“Permitted Liens” means:

(a) Liens existing on the Effective Date and listed on Schedule V and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Debt, is not prohibited under this Agreement.

(b) Liens for Taxes that are not overdue for a period of more than thirty (30) days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP (as determined by the Company in good faith);

(d) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance or self-insurance to the Company or any of its Subsidiaries;

(e) Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales contracts, trade contracts and leases (other than Debt for borrowed money), statutory and other obligations required by law, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(f) Liens securing judgments or orders for the payment of money that do not constitute an Event of Default under Section 6.01(j);

(g) easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances and other minor title defects affecting real property that do not in the aggregate materially interfere with the ordinary conduct of business of the Company or any Material Subsidiary;

(h) Liens solely on any cash earnest money deposits made by the Company or any Material Subsidiary in connection with any letter of intent or purchase agreement not prohibited hereunder;

(i) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(j) Liens (i) arising by operation of law under Article 4 of the Uniform Commercial Code in effect in New York in connection with the collection of items provided for therein and (ii) in favor of a banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including rights of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such financial institution’s general terms and conditions;

(k) any assignment of an account or chattel paper (i) as part of the sale of the business out of which such account or chattel paper arose, (ii) for the purpose of collection only, (iii) under a contract to an assignee who is also obligated to perform under such contract or (iv) in whole or partial satisfaction of pre-existing Debt;

(l) leases, licenses, subleases or sublicenses granted to others which do not interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(m) Liens (i) on cash advances or cash equivalents in favor of (x) the seller of any property to be acquired and to be applied against the purchase price for such investment or (y) the buyer of any property to be disposed of, or to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to dispose of any property, in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Company or any of its Subsidiaries in the ordinary course of business, or with respect to intellectual property that is not material to the conduct of the business or consistent with past practice of the Company and its Subsidiaries, taken as a whole;

(o) Liens deemed to exist in connection with investments in repurchase agreements;

(p) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any of its Subsidiaries;

(q) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(r) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(s) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries in the ordinary course of business of the Company and such Subsidiary or consistent with past practice to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(v) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(w) Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by the Company or any of its Subsidiaries issued after the Effective Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 360 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds; and

(x) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

“Permitted Refinancing” means, with respect to any Debt, any modification, refinancing, refunding, renewal, replacement or extension of such Debt; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest publicly announced from time to time by Citi as its prime rate as in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” means Capital Stock that is not Disqualified Capital Stock.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

“Reference Time” means, with respect to any setting of the then-current Benchmark or the commencement of any Interest Period, as the context requires, (1) if the applicable Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two Euro-Dollar Business Days preceding the date of such setting or the commencement of such Interest Period, as applicable, and (2) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 2.04(b).

“Registration Statement” means the draft registration statement delivered to the Administrative Agent and the Joint Lead Arrangers on February 16, 2021 (as further amended and submitted to the SEC on or prior to the first Funding Date and delivered to the Administrative Agent and the Joint Lead Arrangers, so long as to the extent such amendments are materially adverse to the Administrative Agent or the Banks, the Required Joint Lead Arrangers have consented to such further amendments (it being understood and agreed that (x) the audited financial statements of the Company for the fiscal year ended December 31, 2020 and the related report by KPMG LLP delivered to the Administrative Agent and the Joint Lead Arrangers pursuant to Section 3.02(f) and included in any Registration Statement shall be deemed not to be materially adverse to the Administrative Agent or the Banks to the extent the condition in Section 3.02(f) is satisfied and (y) amendments to the Registration Statement to further contemplate any of the Transactions shall be deemed not to be materially adverse to the Administrative Agent or the Banks)). For purposes of this Agreement, any reference to the date of the Registration Statement shall mean the later of February 16, 2021 and the date of the most recent amendment to such registration statement permitted to be included pursuant to this definition.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933, as amended from time to time, and as interpreted by the SEC.

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board, in each case as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.

“Required Banks” means, as of any date of determination, Banks holding more than 50% of all outstanding Term Loans and all undrawn Commitments, if any, at such time; provided that the portion of any Term Loans and undrawn Commitments held by any Defaulting Bank shall be excluded for the purposes of making a determination of Required Banks.

“Required Class Banks” means, with respect to any Class as of any date of determination, Banks holding more than 50% of outstanding Term Loans and undrawn Commitments, if any, of such Class at such time; provided that the portion of any Term Loans and undrawn Commitments of such Class held by any Defaulting Bank shall be excluded for the purposes of making a determination of Required Class Banks.

“Required Joint Lead Arrangers” means Joint Lead Arrangers that represent more than 50% of the Joint Lead Arrangers.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Amount” has the meaning set forth in Section 2.08(d).

“Restricted Payments” has the meaning set forth in Section 5.13.

“Revolving Credit Agreement” means the Revolving Credit Agreement, by and among the Company, the Administrative Agent, the subsidiaries of the Company party thereto and the banks from time to time party thereto, dated as of the date hereof.

“Sanctions” has the meaning set forth in Section 4.16.

“Sanctions Laws” has the meaning set forth in Section 4.16.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) from time to time in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.

“SEC” means Securities and Exchange Commission or any governmental body, agency or official succeeding to its principal functions.

“SOFR” means, with respect to any Domestic Business Day, a rate per annum equal to the secured overnight financing rate for such Domestic Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Domestic Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“S&P” means Standard and Poor’s Ratings Services.

“Statutory Statement” means a statement of the condition and affairs of an Insurance Subsidiary, prepared in accordance with accounting procedures and practices prescribed or permitted by an applicable insurance regulatory authority or the NAIC, as modified in accordance with permitted practices approved by an applicable insurance regulatory authority, and filed with an applicable insurance regulatory authority or the NAIC.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, but excluding: (i) the Investment Entities and (ii) prior to the Equity Transaction Effective Date, any corporation or other entity that the Company is not anticipated to own following the Equity Transaction Effective Date.

“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note,” the principal amount of which an insurance regulator permits the issuer to record as an addition to the statutory capital and surplus of such Insurance Subsidiary, determined in accordance with SAP.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, withholdings (including backup withholdings), assessments, fees or other charges of any nature, imposed by a governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the 2022 Term Loans and the 2023 Term Loans, collectively or individually as the context may require.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Transactions” means, collectively, (i) the execution and delivery of this Agreement and the other Credit Documents to be entered into on the Effective Date, (ii) the execution and delivery of the Revolving Credit Agreement and the other Credit Documents (as defined in the Revolving Credit Agreement) to be entered into on the Effective Date and any extensions of credit thereunder on the Equity Transaction Effective Date, (iii) a combination of (A) the issuance by the Company of (x) senior unsecured notes in an aggregate principal amount of up to $1.7 billion and (y) Hybrid Instruments or preferred equity in an aggregate principal amount of up to $1.0 billion and/or (B) the borrowing by the Company of up to $2.7 billion in Term Loans hereunder, in each case on or prior to the Equity Transaction Effective Date, (iv) the consummation of either the Demerger or the IPO on the Equity Transaction Effective Date, (v) the payment, if any, of a Demerger Dividend Amount and (vi) the other related transactions contemplated in connection with the foregoing, including those transactions described in the sections “DEMERGER” and “RECAPITALIZATION” of the Registration Statement.

“Type”, when used in reference to any Borrowing, refers to whether the Borrowing is of a Base Rate Term Loan or a Euro-Dollar Term Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.03. Accounting Terms and Determinations. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP (or, to the extent such terms apply solely to any Insurance Subsidiary, or if otherwise expressly required, SAP), as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements or statutory statements, as of the Effective Date, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or SAP would affect the computation of any requirement set forth in any Credit Document, and either the Company or the Required Banks shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP or SAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, as in effect prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP or SAP, as applicable.

SECTION 1.04. Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Credit Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) any definition or reference to any applicable Laws, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Code, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable Laws and any reference to any applicable Laws shall, unless otherwise specified, refer to such applicable Law as amended, modified or supplemented from time to time.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Unless otherwise specified, to the extent any obligation is required to be paid or performed hereunder on a date that is not a Domestic Business Day, the date for payment or performance shall be construed to be required on the immediately succeeding Domestic Business Day.

SECTION 1.07. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans and Borrowings may be classified and referred to by Class (e.g., a “2022 Term Loan” or “2022 Term Borrowing”) or by Type (e.g., a “Euro-Dollar Loan” or “Euro-Dollar Borrowing”) or by Class and Type (e.g., a “Euro- Dollar 2022 Term Loan” or “Euro-Dollar 2022 Term Borrowing”).

SECTION 1.08. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

The Credits

SECTION 2.01. Loans. (a) At any time during the Availability Period with respect to the 2022 Term Commitments, each Bank of such Class severally agrees, on the terms and conditions set forth in this Agreement, to make a 2022 Term Loan in a single installment in Dollars to the Company in an aggregate principal amount not to exceed such Bank’s 2022 Term Commitment and (b) at any time during the Availability Period with respect to the 2023 Term Commitments, each Bank of such Class severally agrees, on the terms and conditions set forth in this Agreement, to make a 2023 Term Loan in a single installment in Dollars to the Company in an aggregate principal amount not to exceed such Bank’s 2023 Term Commitment. Each Borrowing of any Class shall be in an aggregate principal amount of $100,000,000 or any larger multiple of $1,000,000 and shall be made from the several Banks ratably in proportion to their respective Commitments of such Class. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Class and Type made by the Banks ratably in accordance with their respective Commitments of the applicable Class. Once prepaid or repaid, the Term Loans under this Agreement may not be reborrowed.

SECTION 2.02. Notice of Borrowings; Interest Elections. (a) With respect to each borrowing of Term Loans, the Company shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:00 a.m. (New York City time) on (x) the date of each Base Rate Borrowing by the Company and (y) the third Euro- Dollar Business Day before each Euro-Dollar Borrowing by the Company, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii) whether the Term Loans comprising such Borrowing are to be 2022 Term Loans or 2023 Term Loans,

(iii) the aggregate amount (in Dollars) of such Borrowing,

(iv) whether the Term Loans comprising such Borrowing are to be Base Rate Term Loans or Euro-Dollar Term Loans,

(v) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

and certifying that all other conditions in clauses (d) and (e) of Section 3.02 have been satisfied on or prior to the date of such Borrowing.

(b) Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Euro-Dollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Euro-Dollar Borrowing, may elect Interest Periods therefor, all as provided in this subsection (b). The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.02(b), the Company shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.02(a) if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Euro-Dollar Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Euro-Dollar Borrowing; and

(iv) if the resulting Borrowing is a Euro-Dollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Euro-Dollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Bank of the applicable Class of the details thereof and of such Bank’s portion of each resulting Borrowing. If the Company fails to deliver a timely Interest Election Request with respect to a Euro-Dollar Borrowing prior to the date that is three Euro-Dollar Business Days before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Euro- Dollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the

Administrative Agent, at the request of the Required Class Banks of any Class, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of such Class may be converted to or continued as a Euro-Dollar Borrowing and (ii) unless repaid, each Euro-Dollar Borrowing of such Class shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.03. Funding of Term Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the applicable Class of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b) Not later than 12:00 noon (New York City time) (or 1:00 p.m. (New York City time) in the case of any Base Rate Borrowing) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from such Banks available to the Company at any account of the Company specified in writing to the Administrative Agent by the Company that is reasonably acceptable to the Administrative Agent.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the higher of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Term Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.04. Evidence of Term Loans. (a) Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Bank resulting from each Term Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder, and setting forth the Commitments of such Bank.

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain, at an office located within the United States, a copy of each Assignment and Assumption delivered to it, in accordance with its customary practices, and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive absent clear error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank (as to its own entries) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purpose of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) The failure of any Bank or the Administrative Agent to maintain such records required by this Section 2.04 or any error therein shall not in any manner affect the obligations of the Company to repay the Term Loans in accordance with the terms of this Agreement.

(d) Any Bank may request that the Term Loans of such Bank to the Company be evidenced by a single Note, in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences the Term Loans of the relevant Type, payable by the Company to such Bank for the account of its Applicable Lending Office. In such event, the Company shall prepare, execute and deliver to such Bank a Note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, once recorded in and to the extent consistent with the information contained in the Register, the Term Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more Notes in such form payable to the payee named therein (or, to such payee and its registered assigns). For the Term Loans evidenced by a Note pursuant to this clause (d), any transfer of a Note must be recorded in the Register in order to be effective.

SECTION 2.05. Maturity of Term Loans. Each Term Loan of any Class shall mature, and the Company hereby unconditionally promises to pay the unpaid principal of each Term Loan of such Class (together with accrued interest thereon and all other amounts then payable under this Agreement) on the Maturity Date with respect to such Class.

SECTION 2.06. Interest Rates of Term Loans. (a) Each Base Rate Term Loan of any Class shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Term Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Margin. Such interest shall accrue and be payable quarterly in arrears on each Quarterly Date and on the Maturity Date with respect to such Class (and, if later, the date the Term Loans shall be paid in full).

(b) Each Euro-Dollar Term Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable LIBO Rate plus the Applicable Margin. Such interest shall be payable (i) for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and (ii) in the event of any conversion of any Euro-Dollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Euro-Dollar Term Loan shall be payable on the effective date of such conversion.

The “LIBO Rate” means, with respect to any Euro-Dollar Term Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect Dollars then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Euro-Dollar Term Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on the applicable Bloomberg screen page that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

(c) The Administrative Agent shall determine each interest rate applicable to the Term Loans and other amounts hereunder. The Administrative Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(d) Notwithstanding the rates of interest specified in clauses (a) and (b) above or elsewhere in any Credit Document, effective immediately upon (i) the occurrence of any Event of Default under clauses (a)(i), (g) or (h) of Section 6.01 or (ii) the affirmative vote of the Required Class Banks of any Class during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) or all Borrowings of such Class, as applicable, shall bear interest at a rate that is 2.0% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable. The LIBO Rate applicable to any overdue principal of Euro-Dollar Loans bearing interest in accordance with this Section 2.06(d) shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum (as of the date of determination) at which one-day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Person serving as the Administrative Agent are offered to such Person in the London interbank market for the applicable period determined as provided above; provided, that during any Benchmark Unavailability Period, any overdue principal of Euro-Dollar Loans bearing interest in accordance with this Section 2.06(d) shall bear interest at a rate per annum equal to the sum of 2.0% plus the Base Rate for such day plus the Applicable Margin.

SECTION 2.07. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate, on the daily undrawn amount of the Commitment of such Bank during the period from the date that is 60 days after the Effective Date to but excluding the date on which the Commitments are reduced to zero and terminated. Accrued Commitment Fees shall be payable in arrears on each Quarterly Date, commencing on the first such date to occur after the date that is 60 days after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments are terminated and reduced to zero and any such fees accruing after such date shall be payable on demand.

(b) The Company agrees to pay all fees owing to the Administrative Agent, the Joint Lead Arrangers and any Bank pursuant to the Fee Letters in accordance with the terms set forth therein.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Banks entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.08. Termination or Reduction of Commitments; Mandatory Prepayments of Term Loan. (a) Unless previously terminated or reduced to zero, the Commitments of each Class shall be automatically and permanently reduced to zero and terminated on the Availability Termination Date with respect to such Class. For the avoidance of doubt, the Commitments shall automatically and permanently terminate upon being reduced to zero.

(b) During the Availability Period, the Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Domestic Business Days prior to such termination or reduction, without premium or penalty, terminate at any time, or proportionately and permanently reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $5,000,000, the undrawn portion of the aggregate amount of the Commitments of any Class. Upon receipt of such a notice, the Administrative Agent shall promptly notify each Bank of the applicable Class of the contents thereof and of such Bank’s ratable share of such reduction (if such notice is a notice of reduction) and such notice shall not thereafter be revocable by the Company; provided, that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Company upon the non-occurrence of such event by written notice to the Administrative Agent prior to the date specified for such termination or reduction. Any termination or reduction of the Commitments of any Class shall be permanent.

(c) Within five (5) Domestic Business Days after Net Proceeds are received (or, in the case of any Commitment reduction contemplated by clause (A)(y) or (B)(y) below, immediately upon receipt of Net Proceeds) in connection with the issuance or incurrence of any Non-Operating Indebtedness or Hybrid Instruments of the Company or any Subsidiary or the issuance or incurrence of any other Additional Securities by the Company, in each case on or after the date hereof (excluding in either case (i) Debt under this Agreement and the Revolving Credit Agreement, (ii) intercompany Debt among the Company and its Subsidiaries and (iii) any Surplus Notes), the Company shall apply an amount equal to the Net Proceeds of such issuance or incurrence (A) first, (x) to prepay the then outstanding principal of the 2022 Term Loans (and accrued and unpaid interest thereon) or (y) to the extent such issuance or incurrence occurs prior to the Funding Date with respect to the 2022 Term Loans, to automatically, permanently and irrevocably reduce and terminate, on a dollar for dollar basis, the then undrawn portion of the 2022 Term Commitments and (B) thereafter, (x) to prepay the then outstanding principal of the 2023 Term Loans (and accrued and unpaid interest thereon) or (y) to the extent such issuance or incurrence occurs prior to the Funding Date with respect to the 2023 Term Loans, to automatically, permanently and irrevocably reduce and terminate, on a dollar for dollar basis, the then undrawn portion of the 2023 Term Commitments. The Company shall, prior to 10:00 a.m., New York City time, not less than three Domestic Business Days (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the issuance or incurrence of any Non-Operating Indebtedness or Additional Securities for which Net Proceeds are subject to prepayment or Commitment reduction pursuant to this clause (c) deliver a notice thereof to the Administrative Agent, which shall set forth the (i) amount of such incurrence or issuance of such Non-Operating Indebtedness or Additional Securities and the Net Proceeds therefrom, (ii) the amount of any mandatory prepayment of the Term Loans and (iii) the amount of any reduction of the undrawn portion of the Commitments in connection therewith.

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Disposition or Casualty Event, the Company shall, within five (5) Domestic Business Days after such Net Proceeds are received apply an amount equal to such Net Proceeds to prepay (a) first, the then outstanding principal of the 2022 Term Loans (and accrued and unpaid interest thereon) and (b) thereafter, the then outstanding principal of the 2023 Term Loans (and accrued and unpaid interest thereon). Notwithstanding anything in this Section 2.08(d) to the contrary:

(i) The Company shall not be required to prepay any amount that would otherwise be required to be paid pursuant to this Section 2.08(d) to the extent that (as determined by the Company in good faith in consultation with the Administrative Agent) the relevant Net Proceeds are received by any Subsidiary for so long as the distribution to the Company of any such amount would be prohibited or delayed under any applicable law or regulation (provided that, in the case of any Insurance Subsidiary, “regulation” shall be deemed to include any order from or request by a governmental body, agency or official having regulatory jurisdiction over such Insurance Subsidiary) or conflict with the fiduciary or statutory duties of such Subsidiary’s directors (or equivalent persons), or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, legal representative, employee, manager or member of management of such Subsidiary (the Company hereby agreeing to cause the applicable Subsidiary to promptly take all commercially reasonable actions to obtain approval from the applicable Governmental Authority to permit such distribution); it being understood that if the relevant prohibition, delay, conflict or material risk shall cease to exist with respect to any portion of the affected Net Proceeds, then the Company will cause such Subsidiary to distribute such Net Proceeds promptly to the Company to allow the Company to prepay Term Loans, upon receipt, pursuant to and to the extent required by this Section 2.08(d), in an aggregate principal amount equal to such Net Proceeds;

(ii) the Company shall not be required to prepay any amount that would otherwise be required to be paid pursuant to this Section 2.08(d) to the extent that the relevant Net Proceeds are received by any Subsidiary for so long as the distribution to the Company of such Net Proceeds would, in the good faith determination of the Company (in consultation with the Administrative Agent), be prohibited or delayed under the organizational documents governing such Subsidiary (so long as the applicable provisions of such organizational documents existed prior to the time that such Net Proceeds were received and were not adopted in contemplation thereof); it being understood that if the relevant prohibition, delay or inconsistency shall cease to exist with respect to any portion of the affected Net Proceeds, then the Company will cause such Subsidiary to distribute such Net Proceeds promptly to the Company to allow the Company to prepay Term Loans, upon receipt, pursuant to and to the extent required by this Section 2.08(d), in an aggregate principal amount equal to such portion of the Net Proceeds; and

(iii) if the Company determines in good faith (in consultation with the Administrative Agent) that the repatriation to the Company as a distribution or dividend of any Net Proceeds required to mandatorily prepay the Term Loans pursuant to this Section 2.08(d) from any Subsidiary would result in material and adverse Tax consequences (including any withholding Tax) to the Company or any of its Subsidiaries (such amount, a “Restricted Amount”), the amount that the Company shall be required to mandatorily prepay pursuant to this Section 2.08(d) shall be reduced by the Restricted Amount; it being understood that if the repatriation of any portion of the relevant Net Proceeds from the relevant Subsidiary would cease to have material and adverse Tax consequences, then the Company will cause such Subsidiary to distribute such Net Proceeds promptly to the Company to allow the Company to prepay Term Loans, upon receipt, pursuant to and to the extent required by this Section 2.08(d), in an aggregate principal amount equal to such portion of the affected Net Proceeds.

SECTION 2.09. Optional Prepayments. (a) The Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least one Domestic Business Day (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the date of prepayment, without premium or penalty, prepay any Base Rate Borrowing of any Class made to the Company in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 (or such other amount that represents the total amount of Base Rate Borrowings of such Class outstanding), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b) The Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Domestic Business Days prior to the date of prepayment, without premium or penalty (but including any amounts owed pursuant to Section 2.11), prepay any Euro-Dollar Borrowing of any Class made to the Company in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 (or such other amount that represents the total amount of Euro-Dollar Borrowings of such Class outstanding), by paying the principal amount to be prepaid together with (x) accrued interest thereon to the date of prepayment and (y) all losses and expenses (if any) relating thereto which are (i) determined pursuant to Section 2.11 and (ii) notified to the Company by the relevant Bank at least one Domestic Business Day prior to the date of such prepayment, provided that the failure of any Bank to so notify the Company of the amount of any such loss or expense shall not relieve the Company of its obligation to pay the same.

(c) Each prepayment pursuant to this Section 2.09 shall be applied to prepay ratably the Term Loans of the several Banks included in the relevant Borrowing being prepaid. Upon receipt of a notice of prepayment pursuant to this Section 2.09, the Administrative Agent shall promptly notify each Bank of the applicable Class of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Company; provided, that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Company upon the nonoccurrence of such event by written notice to the Administrative Agent prior to the date specified for such prepayment.

SECTION 2.10. Payments Generally; Pro Rata Treatment. (a) The Company shall make or cause to be made each payment required to be made by it hereunder (whether principal of or interest on the Term Loans, fees, amounts under Article VIII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Domestic Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Section 9.03 and Article VIII shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Domestic Business Day or Euro-Dollar Business Day (as applicable), the date for payment shall be extended to the next succeeding Domestic or Euro-Dollar Business Day (as applicable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of or interest on the Term Loans and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of the Term Loans, pro rata among the Banks in accordance with the amounts of interest and fees then due to the Banks, and (ii) second, to pay such principal in respect of the Term Loans then due hereunder, pro rata among the Banks in accordance with the amounts of principal of the Term Loans then due to the Banks.

(c) Except to the extent otherwise provided herein (including, without limitation, in clause (e) hereof): (i) each payment of principal in respect of the Term Loans shall be for account of the Banks (other than Defaulting Banks), pro rata in accordance with the amounts of principal of the Term Loans then due and payable to the Banks (other than Defaulting Banks); (ii) each termination or reduction of the undrawn portion of Commitments under Section 2.08 or otherwise hereunder shall be applied to the respective undrawn portion of the Commitments of the Banks, pro rata in accordance with their respective Commitments; and (iii) each payment of interest and Commitment Fees shall be for account of the Banks (other than Defaulting Banks), pro rata in accordance with the amounts of interest and Commitment Fees (as the case may be) then due and payable to the Banks (other than Defaulting Banks).

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the higher of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation.

(e) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.03(d), 2.10(d), or 7.07 or shall otherwise be a Defaulting Bank, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.11. Funding Losses. If the Company makes any payment of principal with respect to any Euro-Dollar Term Loan (pursuant to Article VI or VIII or otherwise), or converts any Euro-Dollar Term Loan, on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.06(d), or if the Company fails to borrow, convert, continue or prepay any Euro- Dollar Term Loans after notice has been given to any Bank in accordance with Section 2.02(a), 2.02(b) or 2.09(b), as applicable, the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Term Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.12. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Commitment Fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.07(a);

(b) the Commitment and the outstanding principal amount of Term Loans held by such Defaulting Bank shall not be included in determining whether the Required Banks or the Required Class Banks of any Class have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.05); provided that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby;

(c) the Administrative Agent may, in its discretion, apply or hold payments for the account of such Defaulting Bank as set forth in Section 2.10(e); and

(d) the Company may, upon notice to such Defaulting Bank and the Administrative Agent, require such Defaulting Bank, at the expense of such Defaulting Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement by such Defaulting Bank to any Person that shall assume such obligations (which Assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Defaulting Bank shall have received payment of an amount equal to the principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Term Loans and accrued interest and fees) or the Company (in the case of all other amounts) (provided that the Company may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Company in effecting such assignment).

ARTICLE III

Conditions

SECTION 3.01. Effectiveness. This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a) receipt by the Administrative Agent of counterparts of this Agreement signed by each of the Persons listed on the signature pages hereto (or, in the case of any Bank as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of electronic mail or other written confirmation from such Bank of execution and delivery of a counterpart hereof by such Bank);

(b) receipt by the Administrative Agent of an opinion of external counsel to the Company addressed to it and the Banks and dated the Effective Date, covering such customary matters relating to the Company, this Agreement or the transactions contemplated hereby as the Administrative Agent shall reasonably request (and the Company hereby requests such counsel to deliver such opinions);

(c) receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a Financial Officer of the Company, certifying: (i) (x) that the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of such date (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (y) no Default or Event of Default shall have occurred and be continuing and (ii) as to clause (g) of this Section 3.01;

(d) receipt by the Administrative Agent of such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions contemplated hereby and any other legal matters relating to each of the Company, this Agreement or the transaction contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent, including a certified copy of the resolutions (or equivalent approvals) of the Board of Directors (or equivalent governing body) of the Company, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Agreement and other Credit Documents;

(e) receipt by the Administrative Agent (for the benefit of it and any applicable Bank), at least two Domestic Business Days prior to the Effective Date, of (i) all documentation and other information required by bank regulatory authorities under “know your customer” rules and regulations and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation, and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company, in the case of each of clauses (i) and (ii), that has been reasonably requested by the Administrative Agent (on behalf of itself or any Bank) in writing no later than seven Domestic Business Days prior to the Effective Date;

(f) receipt by the Administrative Agent of evidence as of the Effective Date as to payment of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to Citi required to be paid as of the Effective Date and invoiced at least three Domestic Business Days prior to the Effective Date) in connection with this Agreement, on or before the Effective Date;

(g) except as disclosed in the Registration Statement dated February 16, 2021 or as otherwise disclosed in writing to the Joint Lead Arrangers and the Administrative Agent and shared with the Banks prior to the Effective Date, there shall not have occurred a material adverse change since December 31, 2019 in the financial condition of the Company and its Consolidated Subsidiaries, taken as a whole; and

(h) receipt by the Administrative Agent of counterparts of a Note signed by the Company in favor of each Bank that has requested a Note at least two Domestic Business Days prior to the Effective Date.

The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.02. Each Funding Date. The obligation of each Bank to make the Term Loans of any Class on the Funding Date with respect to such Class is subject to the satisfaction (or waiver in accordance with Section 9.05) of the following conditions:

(a) the Effective Date shall have occurred;

(b) receipt by the Administrative Agent of a certificate, dated such Funding Date and signed by a Financial Officer of the Company, setting forth a calculation of (and demonstrating compliance with) (x) Adjusted Consolidated Net Worth of no less than $4,836,580,000 and (y) the ratio of (A) Consolidated Total Indebtedness to (B) Consolidated Total Capitalization of no greater than 0.35 to 1.00, in each case of clauses (x) and (y), calculated as of the last day of the most recently ended fiscal quarter for which financial statements of the Company are available, after giving pro forma effect to the Transactions that will occur on or prior to such Funding Date as if such Transactions occurred on such date;

(c) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02(a);

(d) immediately before and after such Term Loans are borrowed, no Default or Event of Default shall have occurred and be continuing; and

(e) the representations and warranties (in the case of the representations and warranties in Section 4.05, as to matters that have been disclosed in writing to the Administrative Agent) of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date such Term Loan is borrowed (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(f) receipt by the Administrative Agent and the Joint Lead Arrangers of the audited financial statements of the Company for the fiscal year ended December 31, 2020 and the related report by KPMG LLP, which shall not have been determined by the Joint Lead Arrangers, as notified in writing by the Required Joint Lead Arrangers to the Company no later than seven (7) Domestic Business days of receipt, as being materially adverse to the Banks without the consent of the Required Joint Lead Arrangers (it being understood that to the extent materially consistent with the draft audited financial statements of the Company for the fiscal year ended December 31, 2020 delivered to the Administrative Agent and the Joint Lead Arrangers on February 18, 2021, such audited financial statements shall be deemed not to be materially adverse to the Banks); and

(g) the Index Debt shall have, as of such Funding Date, ratings of at least (x) BBB- from S&P and (y) Baa3 from Moody’s.

The making of the Term Loans of each Class hereunder shall be deemed to be a representation and warranty by the Company on the date of such borrowing as to the satisfaction of the conditions specified in clauses (d) and (e) of this Section 3.02.

ARTICLE IV

Representations and Warranties

On the Effective Date and each Funding Date, the Company represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Company (a) is a corporation duly incorporated and validly existing under the laws of the State of Delaware, (b) has (i) all corporate power and authority and (ii) all material governmental licenses, authorizations, consents and approvals required, in each case, to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b)(ii) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except such as have been completed or made and are in full force and effect) and do not contravene, or constitute a default under, any provision of (x) applicable law or regulation, (y) the articles of incorporation or by-laws of the Company or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary, except in each case referred to in the foregoing clauses (x) and (z) to the extent such contravention or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03. Binding Effect. This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04. Financial Information; No Material Adverse Change. (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries, and the related consolidated statements of income, comprehensive income, equity and cash flows for the fiscal year included in the Registration Statement, reported on by KPMG LLP and set forth in the Registration Statement, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of the last day of such fiscal year and their consolidated results of operations and changes in financial position for the period covered by such financial statements.

(b) The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of September 30, 2020 and the related unaudited consolidated statements of income and equity for the nine-month period then ended, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity, subject only to year-end adjustments and the absence of footnotes, with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations for such period; provided that the representation and warranty set forth in this clause (b) shall only be made on the Effective Date.

(c) A copy of a duly completed and signed annual Statutory Statement or other similar report of or for each Insurance Subsidiary that is a Material Subsidiary or Subsidiary Account Party in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for either (i) in the case of the representations and warranties made on the Effective Date, the year ended December 31, 2019 or (ii) otherwise, the year ended December 31, 2020, has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with SAP, the information contained therein.

(d) Except as disclosed in the Registration Statement or as otherwise disclosed in writing to the Joint Lead Arrangers and the Administrative Agent and shared with the Banks prior to the Effective Date, since the last day of the fiscal year referenced in clause (a) of this Section 4.04, there has been no material adverse change in the business, financial condition or operations of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against the Company or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document. The Company has reasonably concluded that its and its Material Subsidiaries’ compliance with Environmental Laws is unlikely to result in a Material Adverse Effect.

SECTION 4.06. Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code (other than a bond or other security required in connection with the creation and adoption of a pension plan for the Company) or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07. Taxes. The Company and its Subsidiaries have filed all income Tax returns and all other Tax returns and reports which are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, and except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08. Subsidiaries. Each of the Company’s Material Subsidiaries (a) is a corporation or limited liability company that is duly incorporated or organized, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all corporate or limited liability power (as applicable) and authority and all material governmental licenses, authorizations, consents and approvals, in each case, required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.09. Not an Investment Company. None of the Company or the Material Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.10. Obligations to be Pari Passu. The Company’s obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the Company, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 4.11. No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 4.12. Material Subsidiaries. Set forth as Schedule II hereto is a true, correct and complete list of each Material Subsidiary as of the date hereof.

SECTION 4.13. Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on the behalf of the Company to the Administrative Agent or any Bank in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), in each case taken together with the Registration Statement, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made; provided that, (i) with respect to projected or pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized) and (ii) with respect to statements, information and reports derived from Persons unaffiliated with the Company, the Company represents that it has no knowledge of any material misstatement therein.

SECTION 4.14. Hybrid Instruments. Set forth as Schedule III hereto is a true, correct and complete list of each Hybrid Instrument of the Company and its Consolidated Subsidiaries outstanding as of the date hereof, specifying in each case the equity credit treatment given to each such Hybrid Instrument by S&P and/or Moody’s as of the Effective Date.

SECTION 4.15. Margin Regulations. No proceeds of the Term Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the application of the proceeds of the Term Loans made hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of the Company is represented by Margin Stock.

SECTION 4.16. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or agents is the target of any sanctions or economic embargoes administered or enforced by the U.S. Department of State, the Office of Foreign Assets Control of the U.S. Department of Treasury, the

European Union, France or Her Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Company and its Subsidiaries and their respective directors, officers and, to the knowledge of the Company, employees and agents is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) applicable provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Money Laundering Laws”), except in each case to the extent that such noncompliance therewith would not reasonably be expected to have a Material Adverse Effect or reasonably be expected to result in the Administrative Agent, any Bank, any Joint Lead Arranger or any Participant violating any such Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws. No part of the proceeds of the Term Loans will be used by the Company, directly or knowingly indirectly, (A) for the purpose of funding, financing or facilitating any activities or business of or with, or making any payments to, any Person or in any country or territory that, at the time of such funding, financing or facilitating, is the target of Sanctions Laws in violation of applicable Sanctions Laws or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 4.17. Affected Financial Institutions. The Company is not an Affected Financial Institution.

ARTICLE V

Covenants

Until all Commitments have expired or been terminated and the principal of and interest on the Term Loans and all fees payable hereunder shall have been paid in full, the Company agrees that:

SECTION 5.01. Information. The Company will deliver to each of the Banks:

(a) on or before the date on which such financial statements are required to be filed with the SEC (or, if the Company is not required to file such financial statements with the SEC, no later than 90 days after the end of the applicable fiscal year of the Company (beginning with the fiscal year ending December 31, 2021)), the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of each fiscal year completed after the Effective Date and the related consolidated statements of income, comprehensive income, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) on or before the date on which such financial statements are required to be filed with the SEC (or, if the Company is not required to file such financial statements with the SEC, 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company), the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 2021) and the related consolidated statements of income, comprehensive income, equity and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks (except for changes concurred in by the Company’s independent public accountants) by a Financial Officer;

(c) (I) substantially concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above (commencing with the first full fiscal quarter ending after the first Funding Date) a certificate of a Financial Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.07 on the date of such financial statements, and, with respect to the first full fiscal quarter ending after the first Funding Date, including a detailed calculation and explanation of the Company’s determination of Adjusted Consolidated Net Worth as of the Equity Transaction Effective Date, (ii) stating that such Financial Officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such Financial Officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto, and (iii) a reconciliation to such financial statements of any inclusions to, or exclusions from, the calculations of Adjusted Consolidated Net Worth, Consolidated Total Indebtedness and Consolidated Total Capitalization, and (II) simultaneously with the delivery of each set of financial statements referred to in clause (a) and (b) above a certificate of a Financial Officer of the Company specifying any changes to the list of Material Subsidiaries as of the last day of the fiscal period to which such financial statements relate;

(d) within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed annual Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(e) within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed quarterly Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official (it being understood and agreed that the Company shall have no obligation to deliver quarterly Statutory Statements if the filing of quarterly Statutory Statements is not required by the applicable government agency, body or official);

(f) within five Domestic Business Days of any Financial Officer of the Company learning of the occurrence of any Default, a certificate of a Financial Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(g) promptly following a request therefor, any documentation or other information required by bank regulatory authorities under applicable “know your customer” rules and regulations, the PATRIOT Act and the Beneficial Ownership Regulation, as from time to time reasonably requested by the Administrative Agent or any Bank;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) or amendments to the Registration Statement which the Company shall have filed with the SEC;

(i) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(j) except to the extent prohibited by applicable law, regulatory policy, or regulatory restriction (as determined in the reasonable good faith judgment of the Company), from time to time such additional information regarding the financial position or business of the Company as the Administrative Agent (on behalf of itself or any Bank) may reasonably request; provided that neither the Company nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Company or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations.

Documents required to be delivered pursuant to Section 5.01 (a), (b), (d), (e) or (h) may be delivered electronically on the following Internet websites: (a) the Company’s website at an address to be designated in writing to the Administrative Agent, (b) with respect to Section 5.01(a), (b) or (h) the SEC’s website www.sec.gov (to the extent that any such documents are included in materials otherwise filed with the SEC) or (c) such other third party website that shall have been identified by the Company in a notice to the Administrative Agent and the Banks and that is accessible by the Banks without charge, and in each case if so delivered shall be deemed to have been delivered on the date such materials are publicly available; provided that (i) the Company shall deliver electronic copies of such information to any Bank promptly upon the request of such Bank through the Administrative Agent and (ii) the Company shall have notified the Administrative Agent of the posting of such documents delivered pursuant to Section 5.01(a), (b), (d) and (e). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Payment of Tax Obligations. The Company will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material Tax obligations and liabilities that if not paid, would reasonably be expected to result in a Material Adverse Effect, except where (a) the same may be contested in good faith by appropriate proceedings, (b) the Company or such Material Subsidiary has set aside, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided that, for the avoidance of doubt, an obligation shall be considered to be delinquent or in default for purposes of this Section 5.02 only if there has first been notice and demand therefor (as defined in Section 6306 of the Code and similar provisions of applicable Law) by a tax authority.

SECTION 5.03. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Material Subsidiary to continue, to engage in the business of insurance and/or investment management or businesses incidental, related or complementary thereto and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect (a) their respective corporate existence and (b) their respective rights, privileges, licenses and franchises, other than, in the case of the foregoing clause (b), the loss of which would not reasonably be expected to result in a Material Adverse Effect; except that if at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, (i) any Subsidiary may merge with or into the Company; provided that the Company shall be the surviving entity, (ii) any Material Subsidiary may merge with or into any other Subsidiary; provided that such Material Subsidiary shall be the surviving entity or, if such Material Subsidiary is not the surviving entity, the surviving entity shall be deemed to be a Material Subsidiary, (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Material Subsidiary and (iv) the Company may merge or consolidate with another Person in accordance with the terms of Section 5.09. Notwithstanding the foregoing, the Company may liquidate or dissolve any Subsidiary if (i) the board of directors of the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries, taken as a whole and (ii) the assets of such liquidated or dissolved Subsidiary are received by (x) in the case of the liquidation or dissolution of a Material Subsidiary, a Material Subsidiary or (y) in the case of any other liquidation or dissolution, a Subsidiary.

SECTION 5.04. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, except, in each case, to the extent that failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(b) The Company will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case as is consistent with sound business practice for companies in substantially the same industry as the Company and its Material Subsidiaries; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05. Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials (including, without limitation, Sanctions Laws, Anti-Corruption Laws, Anti- Money Laundering Laws, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where such non-compliance therewith would not (A) reasonably be expected to have a Material Adverse Effect and (B) in the case of the laws, rules, regulations and orders referred to in Section 4.16, reasonably be expected to result in the Administrative Agent, any Bank, any Joint Lead Arranger or any Participant violating such laws, rules, regulations or orders.

SECTION 5.06. Inspection of Property, Books and Records. The Company will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all dealings and transactions in relation to its business and activities; and, subject in all cases to Section 9.11, will permit, and will cause each Material Subsidiary to permit, representatives of the Administrative Agent to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours; provided that such inspections shall be limited to once per fiscal year of the Company, unless an Event of Default shall have occurred and be continuing, in which case such inspection rights may be exercised as often as the Banks desire and at the expense of the Company; provided, further, that neither the Company nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Company or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations.

SECTION 5.07. Financial Covenants. (a) Minimum Adjusted Consolidated Net Worth. Commencing with the first full fiscal quarter ending immediately after the first Funding Date, the Company will not permit its Adjusted Consolidated Net Worth, calculated as of the last day of each fiscal quarter, to be less than an amount equal to the sum of (i) 70% of the actual Adjusted Consolidated Net Worth of the Company as of the Equity Transaction Effective Date plus (ii) 50% of the aggregate amount of the Net Proceeds of Equity Issuances by the Company and its Subsidiaries on or after the Equity Transaction Effective Date, including Equity Issuances in connection with an IPO.

(b) Total Indebtedness to Total Capitalization Ratio. Commencing with the first full fiscal quarter ending immediately after the first Funding Date, the Company will not permit the ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated Total Capitalization to exceed 0.35 to 1.00, calculated as of the last day of each fiscal quarter.

SECTION 5.08. Negative Pledge. The Company will not, and will not permit any Subsidiary to, create or suffer to exist any Lien (other than Liens securing Debt not prohibited under Section 5.12 hereof) upon (a) any present or future Capital Stock or any other Ownership Interests (as defined below) of any of its Material Subsidiaries (other than any Subsidiary established primarily for the purpose of reinsuring liabilities associated with the level premium term business, the universal life business with secondary guarantees or variable annuities of the Company or any Insurance Subsidiary), except, solely with respect to this clause (a), clauses (a) and (x) of the definition of “Permitted Liens” or (b) any other property or assets of the Company or any Material Subsidiary (other than any Insurance Subsidiary), except, solely in the case of this clause (b), any Permitted Liens. As used herein “Ownership Interests” means, with respect to any Person, all of the shares of Capital Stock of such Person and all debt securities of such Person that can be converted or exchanged for Capital Stock of such Person, whether voting or nonvoting, and whether or not such Capital Stock or debt securities are outstanding on any date of determination.

SECTION 5.09. Consolidations, Mergers and Sales of Assets. The Company will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (i) the Company is the corporation surviving such merger or consolidation and (ii) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing.

SECTION 5.10. Use of Credit. The proceeds of the Term Loans will be used for the Company’s general corporate purposes, including in connection with the Transactions. No proceeds of the Term Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the application of the proceeds of the Term Loans made hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of the Company will be represented by Margin Stock.

SECTION 5.11. Obligations to be Pari Passu. The Company’s obligations under this Agreement and the other Credit Documents to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the Company, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 5.12. Certain Debt. The Company will not at any time permit the sum of (a) Non-Operating Indebtedness of the Company that is secured by a Lien on any property or assets of the Company and its Subsidiaries and (b) Non-Operating Indebtedness of the Subsidiaries of the Company to exceed $300,000,000 at any time outstanding, except (i) Debt set forth in Schedule IV hereto and any Permitted Refinancing thereof and (ii) Debt of any Subsidiary of the Company owing to the Company or another Subsidiary of the Company.

SECTION 5.13. Restricted Payments. The Company will not declare or pay any dividend (other than dividends payable solely in its Qualified Capital Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company (collectively, “Restricted Payments”), if, at the time thereof and immediately after giving effect thereto, a Default or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the Company may make the following Restricted Payments:

(a) cash dividends on the common Capital Stock of the Company, to the extent publicly declared prior to the date of such Default or Event of Default, as applicable;

(b) cash dividends required pursuant to the terms of any Additional Securities issued, to the extent at the time of such issuance no Default or Event of Default occurred and was continuing;

(c) repurchases of Capital Stock of the Company deemed to occur upon the exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(d) cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with (x) the Demerger or (y) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Company;

(e) pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Company;

(f) Demerger Dividends in an aggregate amount not to exceed the Demerger Dividend Amount; and

(g) payments made in respect of required withholding or similar non- U.S. Taxes with respect to any future, present or former employee, director, manager, officer, partner, independent consultant or consultant and any repurchases or withholdings of Capital Stock in consideration of such payments, in each case in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar stock based awards.

If, on any date, the Index Debt shall have ratings of either (x) BBB+ or better from S&P or (y) Baa1 or better from Moody’s, then, from and after such date, this Section 5.13 shall cease to have any force and effect (and the Company shall no longer be required to comply with this Section 5.13).

SECTION 5.14. Credit Ratings. From and after the first Funding Date, maintain ratings with respect to the Index Debt of at least (x) BBB- from S&P and (y) Baa3 from Moody’s.

Defaults

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) (i) the Company shall fail to pay when due any principal of the Term Loans or (ii) the Company shall fail to pay when due any interest on the Term Loans or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for five Domestic Business Days;

(b) the Company shall fail to observe or perform any covenant contained in Sections 5.01(f), 5.03(a) or 5.07 through 5.14 inclusive;

(c) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Credit Documents (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Company in this Agreement, any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect (or incorrect in any material respect if such representation or warranty is not qualified by materiality or Material Adverse Effect) when made (or deemed made);

(e) the Company or any Material Subsidiary shall (i) fail to make any payment in respect of any Debt (other than Term Loans or other extensions of credit hereunder) having a principal amount then outstanding of not less than $150,000,000 when due, and such failure shall continue beyond any applicable grace period or (ii) fail to make any payment in respect of any Derivative Financial Product when due, and such failure shall continue beyond any applicable grace period (and for this clause (ii) excluding, for the avoidance of doubt, any amount the payment of which is being disputed in good faith in accordance with the dispute resolution procedures provided for in the contract governing such Derivative Financial Product), the non-payment of which would give rise to the Company or any Material Subsidiary owing Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $150,000,000, in the case of each of clauses (i) and (ii), except where such non-payment has been cured or waived prior to the exercise of any remedies under this Article VI (including, but not limited to, the termination of the Commitments hereunder);

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Term Loans or other extensions of credit hereunder) having a principal or face amount then outstanding of not less than $150,000,000 of the Company or any Material Subsidiary, or an early termination event shall arise with respect to any Derivative Financial Product that creates, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Financial Product, a Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $150,000,000;

(g) the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of the Company or any Material Subsidiary or of the assets or any substantial part thereof of the Company or any Material Subsidiary or any other similar remedy;

(i) any of the following events or conditions shall occur, which, in the aggregate, would reasonably be expected to involve possible Taxes, penalties and other liabilities in an aggregate amount that results in a Material Adverse Effect: (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would reasonably be expected to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

(j) a judgment or order for the payment of money in excess of $150,000,000 (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against the Company or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k) a Change of Control shall have occurred; or

(l) at any time after the execution and delivery thereof: (i) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of the Administrative Agent or any Bank to take any action within its control; or (ii) the Company shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Banks, under any Credit Document to which it is a party;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Commitments and they shall thereupon terminate and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that, in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Company, without any notice to the Company or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

The Administrative Agent

SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.03. Agent and Affiliates. Citi shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Citi and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of any thereof as if it were not the Administrative Agent hereunder.

SECTION 7.04. Action by Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, unless it shall be requested in writing to do so by the Required Banks. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Company to the Administrative Agent at such time, but is voluntarily furnished by the Company to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

SECTION 7.05. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.06. Liability of Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks, the Required Class Banks of any Class or the Required Joint Lead Arrangers or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Bank stating that a Default or Event of Default has occurred and specifying the nature thereof. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, any other Credit Document or any other instrument or writing furnished in connection herewith; (v) the existence or possible existence of any Default or Event of Default; (vi) the financial condition of the Company or any of its Subsidiaries; or (vii) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing believed by it in good faith to be genuine or to be signed by the proper party or parties.

SECTION 7.07. Indemnification. Each Bank shall, ratably in accordance with its undrawn Commitments and outstanding Term Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), indemnify and hold harmless the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 7.08. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.09. Successor Agent. (a) The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint from among the Banks a successor Administrative Agent; provided that so long as no Default has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld; provided further that in no event shall any successor Administrative Agent be a Disqualified Institution. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000; provided that so long as no Default has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, with the written consent of the Company and by notice in writing to such Person, remove such Person as Administrative Agent and, with the written consent of the Company, appoint a successor.

(c) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.10. Delegation to Affiliates. The Company and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and IX.

SECTION 7.11. Joint Lead Arrangers and Other Agents. Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers and Joint Bookrunners, Syndication Agent or the Documentation Agents listed on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such, except in its respective capacity, if any, as a Bank.

SECTION 7.12. Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent or the applicable Joint Lead Arranger, as applicable, in each case in its sole discretion, and such Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Administrative Agent or any Joint Lead Arranger is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or any Joint Lead Arranger under this Agreement, any Credit Document or any documents related hereto or thereto).

ARTICLE VIII

Change in Circumstances

SECTION 8.01. Benchmark Replacement Setting. (a) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with (A) clause (3) of the definition of “Benchmark Replacement” or (B) the definition of “Early Opt-in Election” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York

City time) on the fifth Domestic Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

If (i) a Benchmark Replacement Date has occurred and the applicable Benchmark Replacement on such Benchmark Replacement Date is a Benchmark Replacement other than the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, (ii) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR and the Company request that the Administrative Agent review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (iii) following such request from the Company, the Administrative Agent determines (in its sole discretion) that such forward looking term rate is administratively feasible for the Administrative Agent, then the Administrative Agent may (in its sole discretion) provide the Company and Banks with written notice that from and after a date identified in such notice: (i) a Benchmark Replacement Date shall be deemed to have occurred, the Benchmark Replacement on such Benchmark Replacement Date shall be deemed to be a Benchmark Replacement determined in accordance with clause (1) of the definition of “Benchmark Replacement” under this Section 8.01; provided, however, that if, upon such Benchmark Replacement Date, the Benchmark Replacement Adjustment is unable to be determined in accordance with clause (1) of the definition of “Benchmark Replacement” and the corresponding definition of “Benchmark Replacement Adjustment”, then the Benchmark Replacement Adjustment in effect immediately prior to such new Benchmark Replacement Date shall be utilized for purposes of this Benchmark Replacement (for avoidance of doubt, for purposes of this proviso, such Benchmark Replacement Adjustment shall be the Benchmark Replacement Adjustment which was established in accordance with the definition of “Benchmark Replacement Adjustment” on the date determined in accordance with clauses (1) or (2), as applicable, of the definition of “Benchmark Replacement Date” hereunder) and (ii) such forward looking term rate shall be deemed to be the forward looking term rate referenced in the definition of “Term SOFR” for all purposes hereunder or under any Credit Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document. For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section 8.01 shall apply with respect to such election of the Administrative Agent as completely as if such forward-looking term rate was initially determined in accordance with clause (1) of the definition of “Benchmark Replacement”, including, without limitation, the provisions set forth in clauses (b) and (f) of this Section 8.01.

(b) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) The Administrative Agent will promptly notify the Company and the Banks of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 8.01 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 8.01 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 8.01.

(d) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Company may revoke any request for a Euro- Dollar Borrowing of, conversion to or continuation of Euro-Dollar Loans to be made, converted or continued during such Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected Euro- Dollar Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f) The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to the LIBO Rate (or any other Benchmark), or have the same volume or liquidity as did the LIBO Rate (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 8.01 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 8.01.

SECTION 8.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, continue, maintain or fund its Euro-Dollar Term Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Term Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Term Loans to maturity and shall so specify in such notice, the Company shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Term Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Term Loan, the Company shall borrow Base Rate Term Loans in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Term Loans of the other Banks), and such Bank shall make such Base Rate Term Loans.

SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, in the case of any Term Loan or any obligation to make Term Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Euro-Dollar Term Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, compulsory loan, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) (except any Tax), shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Term Loans, its Notes or its obligation to make Euro-Dollar Term Loans, or shall subject any Bank (or its Applicable Lending Office) to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost or expense to such Bank (or its Applicable Lending Office) of making, continuing, converting to or maintaining any Euro-Dollar Term Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the Effective Date (subject to clause (d) below), the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. Notwithstanding anything to the contrary in this Section 8.03, the Company shall not be required to compensate a Bank pursuant to Section 8.03(a) or (b) for any amounts incurred more than 270 days prior to the date that such Bank notifies the Company of such Bank’s intention to claim compensation therefor, to the extent such Bank had knowledge of the circumstances giving rise to such claim for compensation and its effects on the rate of return on capital in respect of this facility prior to such 270 day period; provided that, if the change in law giving rise to any such increased cost or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 8.03. A certificate of any Bank claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank’s computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything herein to the contrary, for purposes of this Section 8.03, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the Effective Date, regardless of the date enacted, adopted or issued; provided that no Bank shall demand compensation pursuant to this Section 8.03 as a result of increased cost or reduced return resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Bank to demand such compensation from similarly situated borrowers (to the extent that, with respect to such increased cost or reduced return, such Bank has the right to do so under its credit facilities with similarly situated borrowers).

SECTION 8.04. Base Rate Term Loans Substituted for Affected Euro-Dollar Term Loans. If (i) the obligation of any Bank to make or continue Euro-Dollar Term Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.05 and the Company shall, by at least five Euro- Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 8.04 shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Term Loans which would otherwise be made, or continued, by such Bank as Euro-Dollar Term Loans shall be made instead as, or converted into, Base Rate Term Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Term Loans of the other Banks), and

(b) after each of its Euro-Dollar Term Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro- Dollar Term Loans shall be applied to repay its Base Rate Term Loans instead.

SECTION 8.05. Taxes. (a) For purposes of Section 8.03 and this Section 8.05, the following terms have the following meanings:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Excluded Taxes” means, in the case of each Bank and the Administrative Agent, (i) any Taxes imposed on its net income (however denominated), and franchise, branch profits or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, (ii) any Taxes imposed on or measured by its overall net income (however denominated), or any similar Taxes imposed on it, by reason of any present or former connection between it and the jurisdiction (or any political subdivision thereof) imposing such Taxes, other than connections arising solely as a result of the Bank or the Administrative Agent (as the case may be) having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned any interest in any Term Loan or Credit Document, (iii) in the case of each Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which such Bank acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Company under Section 8.07) or such Bank changes its lending office, except in each case to the extent that, pursuant to this Section 8.05, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, provided, that for purposes of this clause (iii), in the case of a Term Loan acquired by a Bank pursuant to the funding of a Commitment, such Bank shall be treated as acquiring an interest in such Term Loan on the date it acquired an interest in the Commitment pursuant to which such Term Loan was funded, (iv) any Taxes attributable to such recipient’s failure to comply with Sections 8.05(f) or (g) and (v) any U.S. Federal withholding Taxes imposed by FATCA.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company pursuant to this Agreement or any other Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Other Taxes” means any present or future stamp or documentary Taxes and any other excise or property Taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, but excluding any such Taxes described in clause (ii) of the definition of Excluded Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.07).

“Withholding Agent” means the Company or the Administrative Agent.

(b) Any and all payments by or on account of any obligation of the Company hereunder or under any other Credit Document shall be made free and clear and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the Withholding Agent to deduct or withhold any Taxes from any such payments, then (i) such Withholding Agent shall make such deductions or withholdings, (ii) such Withholding Agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 8.05) the applicable recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c) The Company shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, in each case, within 10 days after demand therefor.

(d) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of any Indemnified Taxes, (including, without limitation, any Indemnified Taxes imposed or asserted on amounts payable under this Section 8.05), whether or not correctly or legally imposed or asserted by the relevant governmental authority, payable or paid by such Bank or the Administrative Agent (as the case may be) or required to be withheld or deducted from a payment to such Bank or the Administrative Agent and reasonable expenses arising therefrom or with respect thereto. This indemnification shall be paid within 10 days after such Bank or the Administrative Agent, as the case may be, makes demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e) After any payment of Taxes by the Company to a taxing authority or other authority pursuant to this Section, the Company shall promptly furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and, if such receipt relates to an Indemnified Tax in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

(f) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the following sentence and in Section 8.05(g)) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank. Without limiting the generality of the foregoing, on or prior to the date on which a Bank becomes a Bank under this Agreement, (i) each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent (a) two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable) certifying in either case that such Bank is entitled to receive payments under any Credit Document without or with reduced deduction or withholding of any United States federal income Taxes and (b) in the case of such Bank claiming the benefits of the exemption from portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) each Bank that is incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding Tax. Each Bank which so delivers a Form W-9, W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable) further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under any Credit Document without or with reduced deduction or withholding of any United States federal income Taxes, unless such Bank promptly notifies the Company and Administrative Agent in writing of its legal inability to do so.

(g) If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Withholding Agent at the time prescribed by law and at such times reasonably requested by the Withholding Agent or the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or the Company sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Withholding Agent in writing of its legal inability to do so.

(h) If any party hereto determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.05 (including the payment of additional amounts pursuant to this Section 8.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 8.03 or this Section 8.05 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant governmental authority). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Tax and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (i).

(j) The Administrative Agent shall deliver to the Company on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding Tax.

(k) Notwithstanding the foregoing, nothing in this Section 8.05 shall interfere with the rights of any Bank to conduct its fiscal or Tax affairs in such manner as it deems fit.

(l) Each party’s obligations under this Section 8.05 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 8.06. Regulation D Compensation. For so long as any Bank maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Term Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and as a result the cost to such Bank (or its Applicable Lending Office) of making or maintaining its Euro-Dollar Term Loans is increased, then such Bank may require the Company to pay, contemporaneously with each payment of interest on the Euro-Dollar Term Loans, additional interest on the related Euro-Dollar Term Loans of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable LIBO Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro-Dollar Term Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Term Loans an officer’s certificate setting forth the amount to which such Bank is then entitled under this Section 8.06 (which shall be consistent with such Bank’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Company may reasonably request as to the computation set forth therein.

SECTION 8.07. Mitigation Obligations; Replacement of Banks. (a) If any Bank requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then such Bank shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank (with the concurrence of the Company), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) If (i) any Bank requests compensation under Section 8.03, (ii) the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, or (iii) any Bank is a Non-Consenting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06(c)), all its interests, rights and obligations under this Agreement (or, in the case of any such assignment and delegation resulting from a failure to provide a consent in its capacity as a Bank of a particular Class, all its interests, rights and obligations under this Agreement and the other Credit Documents as a Bank of such Class) to an Assignee that shall assume such obligations (which Assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Bank of a particular Class), from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any such assignment in respect of a Non-Consenting Bank, the applicable Assignee shall have consented to the applicable amendment, waiver or consent, and (v) such assignment does not conflict with applicable law. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (a) in the case of the Company, at its address or electronic mail address set forth on the Company’s signature page hereof, (b) in the case of the Administrative Agent, at its address or electronic mail address set forth on its respective signature page hereof, (c) in the case of any Bank, at its address or electronic mail address set forth in its Administrative Questionnaire or (d) in the case of any other party, such other address or electronic mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (ii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) or (iii) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section 9.01; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Expenses; Indemnification; Non-Liability of Banks. (a) The Company shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers and each of their Affiliates, including reasonable and documented fees and disbursements of one primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction, for the Administrative Agent, in connection with the preparation, due diligence, administration, syndication and closing of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs and is continuing, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and each Bank, including reasonable and documented fees and disbursements of one firm of primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. All amounts due under this clause (a) shall be paid within thirty (30) days after written demand therefor (in each case, together with backup documentation supporting such reimbursement request); provided that, with respect to the Effective Date, all amounts due under this clause (a) shall be paid on the Effective Date solely to the extent invoiced to the Company within three (3) Domestic Business Days prior to the Effective Date.

(b) The Company agrees to indemnify the Administrative Agent, each Bank and their respective Related Parties (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all Liabilities, reasonable and documented out-of-pocket costs and expenses of any kind, including, without limitation, costs of settlement and the reasonable and documented out-of-pocket fees and disbursements of one counsel for the Indemnitees (unless the Indemnitees have actual or perceived conflicting interests, in which case such expenses shall include the reasonable and documented out-of-pocket fees and disbursements of one additional counsel in each relevant material jurisdiction and to each group of similarly affected Indemnitees), which may be incurred by such Indemnitee in connection with, or as a result of, any actual or prospective claim, litigation, investigation or any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto or whether such proceeding is brought by the Company, its Affiliates, its equity holders or its creditors) relating to or arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby; (ii) any Term Loan or the use of proceeds therefrom; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing clauses (i) and (ii), whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall have the right to be indemnified hereunder to the extent that such Liabilities or related expenses have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee, (y) the material breach by such Indemnitee of its material obligations hereunder or (z) any claim, litigation, or proceeding solely among Indemnitees brought by any Indemnitee against another Indemnitee (other than any claim, litigation, or proceeding against an Indemnitee acting in its capacity as a Joint Lead Arranger or Administrative Agent) that does not involve an act or omission (or alleged act or omission) by the Company or any of its Subsidiaries or Prudential Plc, in the case of each of the foregoing clauses (x) and (y), as determined in a final and non-appealable judgment by a court of competent jurisdiction. All amounts due under this clause (b) shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that any such applicable Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this clause (b). For the avoidance of doubt, this clause (b) shall not apply to Taxes, other than any Taxes that represent Liabilities or related expenses arising from any non-Tax claim.

(c) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Bank and any Related Party of any of the foregoing (each such Person, a “Lender-Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, the Term Loans or the use of the proceeds thereof. None of the Company or its Related Parties shall have any liability under this Section 9.03 for special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of this Agreement or any agreement or instrument contemplated hereby or the transactions contemplated hereby; provided that this sentence shall not limit the Company’s indemnification obligations herein to the extent that such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder.

(d) No Lender-Related Person, the Company or any of its Subsidiaries shall be liable for any Liabilities arising from the use by others of any information or other materials obtained through IntraLinks, Syndtrak, ClearPar, DebtDomain or other similar information transmission systems in connection with this Agreement or any other Credit Document, except to the extent any such Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Person.

(e) The agreements in this Section 9.03 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.04. Sharing of Payments. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Term Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Term Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Term Loans held by the other Banks, as applicable, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Term Loans made by the Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section 9.04 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness under this Agreement and (ii) the provisions of this Section 9.04 shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Term Loans, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

SECTION 9.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent, in such capacity, are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall (i) increase the amount or extend the expiry date of the Commitment of any Bank without the written consent of such Bank, (ii) subject to Section 8.01, reduce the principal amount of any Term Loan, the rate or amount of interest thereon or any fees payable to any Bank hereunder, without the written consent of each Bank directly and adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Term Loan, or any interest thereon, or any fees payable hereunder, or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank directly and adversely affected thereby (other than any prepayment in accordance with Section 2.08(c) or (d)), (iv) change Section 2.10(b) or (c) or Section 9.04 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank directly and adversely affected thereby, (v) change any of the provisions of this Section 9.05 or the definition of “Required Banks” or “Required Class Banks” or any other provision hereof specifying the number or percentage of Banks (or Banks of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank (or each Bank of such Class, as the case may be), (vi) change any provisions of any Credit Document in a manner that by its terms adversely affects the rights or duties of Banks of any Class disproportionately to any other Class, without the written consent of Banks representing the Required Class Banks of such disproportionately affected Class, (vii) waive the conditions precedent set forth in Section 3.01, without the written consent of each Bank or (viii) waive the conditions precedent set forth in Section 3.02 with respect to any Class of Term Loans, without the written consent of each Bank of such Class.

SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of each Bank.

(b) Any Bank may at any time grant to one or more banks or other institutions (other than to any Disqualified Institution) (each a “Participant”) participating interests in its Commitment or the Term Loans (including all or a portion of its Commitments and Term Loans of any Class). In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the proviso of Section 9.05 without the consent of the Participant. The Company agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Sections 8.05(f) and (g) (it being understood that the documentation required under Sections 8.05(f) and (g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (c) or (d) of this Section 9.06. An assignment or other transfer which is not permitted by subsection (c) or (d) of this Section 9.06 shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Term Loan or other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more banks or other financial institutions (other than the Company, Affiliates of the Company, any Disqualified Institution or a Defaulting Bank, each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement (provided that this shall not be construed to prohibit the assignment of a proportionate part of all the transferor Bank’s rights and obligations in respect of one Class of Commitments or Term Loans but not those in respect of a second Class), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent (which in each case shall not be unreasonably withheld, conditioned or delayed) of each of the Company and the Administrative Agent; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or is an Approved Fund, no such consent of the Company shall be required and (ii) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or is an Approved Fund, no such consent of the Administrative Agent shall be required; provided, further, that (x) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Domestic Business Days after having received notice thereof and (y) if an Event of Default occurs and is continuing, no such consent of the Company shall be required; and provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank’s Commitment or Term Loans of any Class) shall be in an amount that is at least $5,000,000 unless otherwise agreed by the Company and the Administrative Agent. Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with an undrawn Commitment and principal amount of the Term Loans owing to it as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 unless waived by the Administrative Agent in its sole discretion. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income Taxes in accordance with Section 8.05(f).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System or other central banks. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Participant shall be entitled to receive any greater payment under Section 8.03, 8.05 or 8.06 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent, (ii) by reason of the provisions of Section 8.02 or 8.07 requiring such Participant to designate a different Applicable Lending Office under certain circumstances or (iii) prior to a Change in Law giving rise to such greater payment.

SECTION 9.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08. New York Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 9.09. Judicial Proceedings. (a) Submission to Jurisdiction. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby, and the Company hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding may (and any such proceeding, claims, cross-claims or third-party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such federal (to the extent permitted by law) or New York State court. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.

(c) No Limitation on Service or Suit. Nothing in any Credit Document shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring any suit, action, proceeding, claim or counterclaim against the Company or its properties in the courts of any jurisdiction or jurisdictions.

SECTION 9.10. Counterparts; Integration; Headings; Electronic Execution. (a) This Agreement and any other Credit Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the Fee Letters constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent (and, for the avoidance of doubt, electronic signatures utilizing the DocuSign platform shall be deemed approved), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.11. Confidentiality. The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided under this Agreement by or on behalf of the Company (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Bank’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or by a self-regulatory body or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates, (d) right to provide such information to (i) participants, prospective participants, prospective assignees or assignees pursuant to Section 9.06 or (with the consent of the Company (such consent not to be unreasonably withheld)) to its agents if prior thereto such participant, prospective participant, prospective assignee or agent agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 9.11 as if it were a “Bank” party hereto or (ii) with the consent of the Company (except as otherwise permitted under clause (b) above), any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Company and its obligations or to any actual or prospective credit insurance provider relating to the Company and its obligations if prior thereto such counterparty or credit insurance provider agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 9.11 as if it were a “Bank” party hereto, (e) right to disclose any such Confidential Information in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) with the prior written consent of the Company, right to disclose any such Confidential Information on a confidential basis to any rating agency in connection with rating the Company or its Subsidiaries or this facility and (g) right to provide such information with the Company’s prior written consent. Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant or prospective assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge. In addition, in consultation with the Company, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about the Effective Date and the size, type and purpose of the facilities contemplated by this Agreement to market data collectors and other service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Credit Documents and the Commitments.

SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.13. Certain Notices. Each Bank hereby notifies the Company that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, such Bank may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.14. No Fiduciary Duty. The Administrative Agent, each Bank and their Affiliates (collectively, solely for purposes of this Section 9.14, the “Banks”), may have economic interests that conflict with those of the Company and its stockholders and/or affiliates. The Company agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Company, its stockholders or its affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Credit Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders or creditors or any other Person. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

SECTION 9.15. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of an applicable Resolution Authority.

SECTION 9.16. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Bank or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company at the time existing under this Agreement held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Bank under this Section 9.16 are in addition to other rights and remedies (including any other rights of setoff) which such Bank may have. Each Bank agrees to notify the Administrative Agent and the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

JACKSON FINANCIAL INC.,

By:	/s/ Marcia Wadsten
Name:	Marcia Wadsten
Title:	Executive Vice President and Chief Financial Officer

U.S. Federal Tax Identification No.:

1 Corporate Way

Lansing, Michigan 48951

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

BANKS

CITIBANK, N.A.,

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

MORGAN STANLEY BANK, N.A.,

By:	/s/ Mrinalini MacDonough
Name:	Mrinalini MacDonough
Title:	Authorized Signatory

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

BANK OF AMERICA, N.A.,

By:	/s/ Chris Choi
Name:	Chris Choi
Title:	Director

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

BARCLAYS BANK PLC,

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

JPMORGAN CHASE BANK, N.A.,

By:	/s/ James S. Mintzer
Name:	James S. Mintzer
Title:	Executive Director

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

By:	/s/ Michelle S. Dagenhart
Name:	Michelle S. Dagenhart
Title:	Managing Director

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

BNP PARIBAS

By:	/s/ Monica Hanson
Name:	Monica Hanson
Title:	Managing Director

By:	/s/ Laurent Vanderzyppe
Name:	Laurent Vanderzyppe
Title:	Managing Director

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Komal Shah
Name:	Komal Shah
Title:	Authorized Signatory

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Ryan Durkin
Name:	Ryan Durkin
Title:	Authorized Signatory

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

HSBC BANK USA, N.A.

By:	/s/ Courtney Wright
Name:	Courtney Wright
Title:	Director

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

MUFG UNION BANK N.A.

By:	/s/ Rajiv Ranjan
Name:	Rajiv Ranjan
Title:	Vice President

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

SOCIETE GENERALE

By:	/s/ Jonathan Logan
Name:	Jonathan Logan
Title:	Director

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

THE BANK OF NEW YORK MELLON

By:	/s/ Benjamin Goldberg
Name:	Benjamin Goldberg
Title:	Vice President

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kimberly R. Costa
Name:	Kimberly R. Costa
Title:	Vice President

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]

THE NORTHERN TRUST COMPANY

By:	/s/ Joshua Metcalf
Name:	Joshua Metcalf
Title:	VP

[Jackson Financial Inc. – Signature Page to Term Credit Agreement]